Exhibit 16.1

[KPMG Logo]

March 9, 2009

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We are currently principal accountants for Webster Preferred Capital Corporation (the “Company”) and, under the date of March 14, 2008, we reported on the financial statements of the Company as of and for the years ended December 31, 2007 and 2006. On March 3, 2009, we were notified that the Company engaged Ernst & Young LLP as its principal accountant for the year ending December 31, 2009 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2008 and the issuance of our report thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 9, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company’s statements in the first and fifth paragraphs of its Form 8-K, except for the statement that KPMG LLP will complete the audit of the Company’s financial statements in connection with the Company’s Form 10-K for the year ended December 31, 2008 and KPMG LLP was notified of its dismissal on March 3, 2009.

Very truly yours,

/s/ KPMG LLP